EXHIBIT 3.1

CERTIFICATE OF MERGER
of
VELCERA PHARMACEUTICALS, INC.
and
DENALI ACQUISITION CORP.

In accordance with Section 251 of the General Corporation Law of the State of Delaware, Velcera Pharmaceuticals, Inc. hereby certifies as follows:

FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

NAME	STATE OF INCORPORATION
Velcera Pharmaceuticals, Inc.	Delaware
Denali Acquisition Corp.	Delaware

SECOND: That the Merger Agreement has been approved, adopted, certified, acknowledged, and executed by each of the constituent corporations in accordance with the requirements of Section 251 of the General Corporation Law of the State of Delaware.

THIRD: That the name of the surviving corporation of the merger is Velcera Pharmaceuticals, Inc.

FOURTH: The certificate of incorporation of Velcera Pharmaceuticals, Inc. will be the certificate of incorporation of the surviving corporation.

FIFTH: The executed Merger Agreement is on file at an office of the surviving corporation, the address of which is 201 Corporate Drive, Langhorne, Pennsylvania 19047.

SIXTH:. That a copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

The undersigned have caused this certificate of merger to be signed on February 27, 2007.

VELCERA PHARMACEUTICALS, INC.

By:	/s/ Dennis F. Steadman
Dennis Steadman, Chief Executive Officer

DENALI ACQUISITION CORP.

By:	/s/ J. Jay Lobell
J. Jay Lobell, President